Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-117198

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated October 1, 2004)

MEDTOX SCIENTIFIC, INC.

1,420,771 Shares of Common Stock

_________________

        This prospectus supplement supplements the prospectus dated October 1, 2004 of MEDTOX Scientific, Inc., a Delaware corporation (the “Company,” “MEDTOX,” “we,” “us” or “our”) relating to the resale from time to time by selling shareholders (“Selling Shareholders”) of up to 1,420,771 shares of our Common Stock, par value $.15 per share. This prospectus supplement is incorporated by reference into and should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

        On the date of the prospectus, the shares registered for resale included:

o	1,120,439 shares of Common Stock issuable upon exercise of warrants with an exercise price of $6.75 per share issued to certain Selling Shareholders in August 2000;

o	86,996 shares of Common Stock issuable upon exercise of warrants with an exercise price of $5.805 per share issued to certain Selling Shareholders in September 2001; and

o	213,336 shares of Common Stock underlying options issued in 1998 and 2003.

        As of the date of this prospectus supplement, holders of warrants exercisable for an aggregate of 609,220 shares of Common Stock at an exercise price of $6.75 per share have exercised their warrants; the remaining warrants exercisable for an aggregate of 511,219 shares of Common Stock at an exercise price of $6.75 per share expired in July or August 2005 without being exercised. All of the warrants exercisable for an aggregate of 86,996 shares of Common Stock at an exercise price of $5.805 have been exercised. Options exercisable for 10,976 shares of Common Stock were exercised at an exercise price of $3.7933 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 13, 2005.

_________________

PROCEEDS FROM THE SALE OF SHARES

        We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Shareholders. However, we have received $4,112,235 from the exercise of warrants exercisable at an exercise price of $6.75 per share, $505,012 from the exercise of warrants exercisable at an exercise price of $5.805 per share and $41,635 from the exercise of certain of the options issued in 1998 and 2003, resulting in our issuance of an aggregate of 707,192 shares of Common Stock.

SELLING SHAREHOLDERS

        The table included in the prospectus under the caption “SELLING SHAREHOLDERS” (beginning on page 12 of the prospectus), together with the footnotes to such table, is deleted and replaced in its entirety by the following information, which, among other things, reflects the non-exercise of warrants, prior to the lapse of the applicable exercise period for such warrants, that had been exercisable for an aggregate of 511,219 shares of Common Stock covered by the prospectus.

        Set forth below are the names of the Selling Shareholders, the number of shares of our Common Stock beneficially owned by each of them on the date of the prospectus, the amount to be offered for each of their accounts, and the amount and percentage of the shares of Common Stock to be owned by each of them after completion of the offering.

Name of Selling Shareholder	Shares Beneficially Owned on Date of Prospectus (1)	Maximum Number of Shares to be Offered under Prospectus (2)	Shares Beneficially Owned After Completion of the Offering (3)	Percent Common Stock Owned (4)

John Albers	13,889	13,889	0	*

Robert W. Baird & Co. Inc. TTEE	4,307	4,307	0	*

Steven J. Bateman	4,631	2,700	0	*

Kenneth G. Benson	5,555	5,555	0	*

Robert Bohannon (5)	30,000	10,976	0	*

Richard Braun (6)	511,507	91,668	448,776	5.32%

Pamela L. Brown, Trustee FBO	4,631	4,631	0	*
Pamela L. Brown, Trust

Danton S. Char	4,631	4,631	0	*

Christopher T. Dahl	4,631	4,631	0	*

Janavee Daniel Trust	4,307	4,307	0	*

USB Piper Jaffray as Custodian	4,631	4,631	0	*
Gary B. Davis SEG/IRA

Ellis Family Limited Partnership	13,889	13,889	0	*

USB Piper Jaffray as Custodian	4,631	4,631	0	*
Mark Halsten IRA

Industricorp & Co., Inc. FBO	46,296	46,296	0	*
Twin City Carpenters Pension Plan

USB Bancorp Piper Jaffray, Inc.	64,091	4,307	72,199	*
Custodian for Brian P. Johnson (7)

Marla C. Kennedy	4,631	4,631	0	*

William R. Kennedy	4,631	4,631	0	*

E. Robert Kinney	4,631	4,631	0	*

Margaret Velia Kinney	4,631	4,631	0	*

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Name of Selling Shareholder	Shares Beneficially Owned on Date of Prospectus (1)	Maximum Number of Shares to be Offered under Prospectus (2)	Shares Beneficially Owned After Completion of the Offering (3)	Percent Common Stock Owned (4)

Robert S. & Denise M. Kokales	3,447	3,447	0	*

Paul R. Kuehn (8)	20,144	20,144	0	*

Piper Jaffray as Custodian James H. Lehr SEG/IRA	4,631	4,631	0	*

Kyle Mansfield	4,631	4,631	0	*

MB Partnership	4,631	4,631	0	*

Harry McCoy (9)	91,668	91,668	0	*

The Miller Family Trust	4,631	4,631	0	*

Dorsey & Whitney Retirement	4,631	4,631	0	*
Trust FBO Thomas O. Moe

First Trust Assoc. as TTEE Jon G. Nelson IRA	4,631	4,631	0	*

Daniel W. O'Brien	4,631	4,631	0	*

Perkins Capital Management,	7,407	7,407	0	*
Inc. Profit Sharing Plan

Perkins Foundation	4,631	4,631	0	*

Perkins and Partners Profit Sharing Plan & Trust	9,260	9,260	0	*

Richard W. Perkins Trustee FBO	9,260	9,260	0	*
Richard W. Perkins Trust

Louis Perlman	17,226	17,226	0	*

USB Piper Jaffray as Custodian	6,482	6,482	0	*
FBO James G. Peters, Sr. IRA

USB Piper Jaffray as Custodian	8,334	8,334	0	*
David H. Potter IRA

Samuel C. Powell (10)	286,956	17,226	299,516	3.66%

Pyramid Partners, L.P.	74,073	74,073	0	*

Pyramid Trading Ltd. Partnership	259,259	259,259	0	*

Jeffrey D. Rahm & Susan Rahm	4,631	4,631	0	*

Jeffrey D. Rahm & Stanley D Rahm, JTWROS	4,631	4,631	0	*

Stanley D. Rahm (8)	6,714	6,714	0	*

William Randolph & Sara Lynn Creed Piper	2,154	2,154	0	*

Robert R. Ribiero & Noreen M. Chervenak	1,722	1,722	0	*

David E. Riviere	4,631	4,631	0	*

William H. Riviere & Renee Riviere	2,778	2,778	0	*

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Name of Selling Shareholder	Shares Beneficially Owned on Date of Prospectus (1)	Maximum Number of Shares to be Offered under Prospectus (2)	Shares Beneficially Owned After Completion of the Offering (3)	Percent Common Stock Owned (4)

Piper Jaffray as Custodian FBO	9,260	9,260	0	*
Harold Roitenberg IRA

John F. Rooney	7,407	7,407	0	*

Donald M. & Pauline H. Roux JT	4,631	4,631	0	*

Charles D. Schoonover	4,307	4,307	0	*

Jean Way Schoonover	8,613	8,613	0	*

Linda Stillman	17,226	17,226	0	*

William A. Strenglis & Kalliope	4,631	4,631	0	*
Strenglis TTEES of the Family Trust

First Trust Natl. Assoc. TTEE	4,631	4,631	0	*
Thomas Tsatsos IRA

VLC Properties LP	2,154	2,154	0	*

Total		890,528

(1)	The number of shares of Common Stock beneficially owned is determined under rules promulgated by the SEC and is not necessarily indicative of beneficial ownership for any other purpose.
(2)

Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares of Common Stock offered by any and all of the Selling Shareholders will be determined by each such Selling Shareholder in his or its sole discretion.

(3)	Assumes all of the shares of Common Stock being offered are sold and that no other shares are acquired or disposed of by each of the Selling Shareholders prior to the termination of the offering.
(4)	Based on 8,147,606 shares of Common Stock issued and outstanding as of the date of this prospectus supplement.
(5)	Dr. Bohannon is the former Vice President of Technology, Research and Development of MEDTOX Diagnostics. The shares were issued upon exercise of options at an exercise price of $3.7933 per share.
(6)	Mr. Braun is our Chairman and Chief Executive Officer. The shares being offered by Mr. Braun consist of shares underlying options, the exercise price of which is $4.7727 per share.
(7)	Mr. Johnson is a director of our Company.
(8)

Paul R. Kuehn and Stanley D. Rahm are or were registered representatives with and affiliates of Miller, Johnson & Kuehn, Inc., a registered broker-dealer. Each of them received warrants exercisable for shares of Common Stock in the ordinary course of business as compensation for underwriting services performed on behalf of the Company. To our knowledge, at the time of issuance of the warrants, neither of them had any agreement or understanding, directly or indirectly, with any person to distribute the warrants or the shares of Common Stock underlying the warrants.

(9)	Dr. McCoy was our Chairman and President until October 2000. The shares being offered by Dr. McCoy consist of shares underlying options, the exercise price of which is $4.7727 per share.
(10)	Dr. Powell is a director of our Company.

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